Exhibit 5.1

Darren K. DeStefano

+1 703 456-8034

ddestefano@cooley.com

July 13, 2020

ACell, Inc.

6640 Eli Whitney Drive

Columbia, MD 21046

Ladies and Gentlemen:

We have acted as counsel to ACell, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-239471) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,750,000 shares of the Company’s common stock, par value $0.001 per share (“Shares”), which includes (i) up to 5,000,000 Shares to be sold by the Company (the “Company Shares”) and (ii) up to 750,000 Shares that may be sold by certain selling stockholders upon the exercise of an option to purchase additional shares (the “Stockholder Shares”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.2 and 3.4, to the Registration Statement, respectively, each of which is to be in effect immediately prior to the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where due execution and delivery are prerequisited to the effectiveness thereof.  As to certain factual matters, we have relied upon a authorization, certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Company Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable and (ii) the Stockholder Shares have been validly issued and are fully paid and non-assessable, except for Stockholder Shares that are to be sold by certain selling stockholders upon the conversion of outstanding preferred stock issued by the Company in accordance with the terms of the preferred stock, which will be validly issued, fully paid and non-assessable upon the conversion of such preferred stock.

Cooley LLP   11951 Freedom Drive, Reston, VA  20190-5640
t: (703) 456-8000  f: (703) 456-8100  cooley.com

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano